INDEPENDENT ACCOUNTANT'S CONSENT



The Board of Directors
CKF Bancorp, Inc.


We consent to incorporation by reference in the registration statement (No. 33-83972) on Form S-8 of CKF Bancorp, Inc. of our report dated February 13, 2003, relating to the consolidated balance sheets of CKF Bancorp, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, which report is incorporated by reference in the December 31, 2002 annual report on Form 10-KSB of CKF Bancorp, Inc.





Owensboro, Kentucky
February 13, 2003